SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 29, 2008
LEVI STRAUSS & CO.
(Exact name of registrant as specified in its charter)

DELAWARE	002-90139	94-0905160

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1155 BATTERY STREET
SAN FRANCISCO, CALIFORNIA 94111
(Address of principal executive offices, including zip code)
(415) 501-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 29, 2008, Levi Strauss & Co. (the “Company”) announced that Hans Ploos van Amstel, its Senior Vice President and Chief Financial Officer, is stepping down from his position, effective August 27, 2008, to pursue other interests. In connection with his departure, he is receiving payments in accordance with the terms of the Company’s Executive Severance Agreement previously filed with the Securities and Exchange Commission on a Form 8-K on January 23, 2008. In addition, he is eligible to receive a relocation expense reimbursement of $300,000 if he relocates to Europe within the next eighteen months.
The Company has appointed its Vice President, Controller and Principal Accounting Officer, Heidi Manes, as an interim Chief Financial Officer while the Company recruits externally for a permanent replacement. Mr. Ploos van Amstel has agreed to serve as a financial consultant to the Company for the next several months in order to aid in this transition period.
Ms. Manes, 36, has been the Company’s Vice President, Controller and Principal Accounting Officer since February 2006. Prior to that, she served as Assistant Corporate Controller from May 2004, as Controller of Levi Strauss North America from July 2003 to May 2004, and as Assistant Controller of Levi Strauss North America from August 2002 to July 2003. Prior to her employment with the Company, Ms. Manes held the position of Senior Manager at KPMG LLP, an independent registered public accounting firm.
There have been no transactions, nor are there any currently proposed transactions, to which the Company was or is to be a party in which Ms. Manes or any member of her immediate family had, or will have, a direct or indirect material interest.
A copy of the press release announcing the resignation of Mr. Ploos van Amstel from the position of Chief Financial Officer is attached as Exhibit 99.1 hereto.

ITEM 9.01	Financial Statements and Exhibits.
(d) Exhibits.

99.1 Press release, dated August 29, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVI STRAUSS & CO.
DATE: August 29, 2008	By:	/s/ Heidi L. Manes
		Name:	Heidi L. Manes
		Title:	Vice President, Controller

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated August 29, 2008.